Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-172202

Prospectus Supplement No. 1
(To Prospectus dated April 1, 2014)

SNAP INTERACTIVE, INC.

UP TO 4,117,500 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the prospectus dated April 1, 2014, referred to herein as the Prospectus. This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K dated April 18, 2014, which is attached hereto.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, as the same may be updated in prospectus supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 1, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2014

SNAP INTERACTIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-52176	20-3191847
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

462 7th Avenue, 4th Floor New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 594-5050

(Former name or former address, if changed since last report)

Not Applicable
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 18, 2014, Snap Interactive, Inc. (the “Company”) entered into Amendment No. 1 to Business Development Agreement (the “Amended Development Agreement”) with Match.com, L.L.C. (“Match.com”).  Pursuant to the Amended Development Agreement, the Company agrees to promote Match.com on its AYI.com social dating website and software application.  The Company agrees to continuously provide certain integration features during the term of the Amended Development Agreement to the Company’s users on the AYI.com website and AYI’s Facebook application, with certain exclusions.  The term of the original business development agreement with Match.com was through May 16, 2014.  The Amended Development Agreement made the term subject to an automatic renewal of an additional term of ninety (90) days, ending on August 14, 2014.  In consideration for the Company’s promotion of Match.com, Match.com paid the Company $300,000 on April 18, 2014.

Other than the Company’s relationship with Match.com as a result of the Amended Development Agreement, there is no material relationship between the Company or its affiliates and Match.com.

The above description of the Amended Development Agreement is a summary of the material terms of the Amended Development Agreement, does not purport to be complete, and is qualified in its entirety by reference to the Amended Development Agreement, which, subject to any confidential treatment requested, the Company intends to file as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending June 30, 2014.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2014, the Company entered into a promissory note in the amount of $300,000 (the “Note”) with Clifford Lerner, the Company’s chief executive officer and the Chairman of the Company’s board of directors. The Note is payable on January 24, 2015 and bears interest at the rate of nine percent (9%) percent per annum.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 24, 2014
SNAP INTERACTIVE, INC.

		By:	/s/ Clifford Lerner
Clifford Lerner
President and Chief Executive Officer

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